SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 28, 2004


                              ENGLOBAL CORPORATION
             (Exact name of registrant as specified in its chapter)


           Nevada                      001-14217                  88-0322261
           ------                      ---------                  ----------
(State or other jurisdiction          (Commission               (IRS Employer
     of incorporation)                File Number)           Identification No.)


600 Century Plaza Drive, Suite 140, Houston, Texas                77073-6033
--------------------------------------------------                ----------
     (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code   281-821-3200


           ----------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.        Termination of a Material Definitive Agreement

In connection with the 2001 merger (the "Merger") of Petrocon Engineering, Inc. ("Petrocon") and a wholly-owned subsidiary of ENGlobal Corporation ("ENGlobal"), certain former Petrocon shareholders (the "Significant PEI Shareholders") entered into an Indemnification Escrow Agreement, a Voting Agreement, a Significant PEI Shareholders Voting Agreement, and an Option Escrow Agreement (collectively, the "2001 Agreements"). ENGlobal management has since determined that, due to the cost and complexity associated with administering the 2001 Agreements, it is in the best interest of the Corporation and its stockholders to terminate the same. As of September 28, 2004, ENGlobal and the requisite percentage of Significant PEI Shareholders entered into a Termination Agreement terminating the 2001 Agreements (the "Termination Agreement"). A copy of the Termination Agreement is attached as an exhibit to this report on Form 8-K.

A brief description of the 2001 Agreements is set forth below:

1. Indemnification Escrow Agreement. Pursuant to the Indemnification Escrow Agreement, 1,000,000 shares of ENGlobal common stock owned by the Significant PEI Shareholders were deposited into an escrow to serve as a fund against which ENGlobal could make claims for indemnity pursuant to the Merger Agreement with Petrocon.

2. Voting Agreement. ENGlobal, the Significant PEI Shareholders, and certain other parties entered into a Voting Agreement which obligated the parties thereto to vote for certain persons to serve on the Board of Directors of ENGlobal. The Significant PEI Shareholders also entered into a Significant PEI Shareholders Voting Agreement governing the manner in which they would designate three ENGlobal director nominees under the Voting Agreement and vote the shares held in escrow.

3. Option Escrow Agreement. Pursuant to the Option Escrow Agreement, the Significant PEI Shareholders deposited 1,737,473 shares of ENGlobal common stock into an escrow account. The Option Escrow Agreement required that if ENGlobal issued shares of its common stock on the exercise of incentive options granted as replacement options for outstanding Petrocon incentive options ("Replacement Options"), a like number of shares of ENGlobal common stock would be surrendered from the escrow account to ENGlobal. As a result, no dilution to ENGlobal's stockholders would occur upon the exercise of Replacement Options. Pursuant to the terms of the Termination Agreement, ENGlobal will purchase from the Significant PEI Shareholders who executed the Termination Agreement their pro rata share of shares underlying $0.96 exercisable Replacement Options. The purchase price for these shares will be $0.96 per share. ENGlobal will also issue each Significant PEI Shareholder his or her pro rata share of common stock underlying Replacement Options with exercise prices in excess of $0.96 per share.

Item 9.01.        Financial Statements and Exhibits.

     (c) Exhibits.

Number         Exhibit
------         -------
99.1           Termination Agreement by and among ENGlobal Corporation, Equus II
               Incorporated, Alliance 2000, Ltd., Significant PEI Shareholders,
               Michael L. Burrow, as shareholder representative for the Significant PEI Shareholders, and Johnny J. Williams, Esq., as
               Escrow Agent, dated September 28, 2004.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ENGlobal Corporation


Date: September 30, 2004                 /s/ Natalie S. Hairston
------------------------                 -----------------------
                                         Natalie S. Hairston, Investor Relations
                                         Officer, Chief Governance Officer and
                                         Corporate Secretary